UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                        Commission File Number: 000-30583


                          NOTIFICATION OF LATE FILING
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(Check one):

|x| Form 10-K
|_| Form 20-F
|_| Form 11-k
|_| Form 10-Q
|_| Form N-SAR
|_| Form N-CSR

For Period Ended: December 31, 2005

[ ] Transition Report on Form 10-K

[ ] Transition Report on Form 20-F

[ ] Transition Report on Form 11-K

[ ] Transition Report on Form 10-Q

[ ] Transition Report on Form N-SAR

For the Transition Period Ended:

      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

      If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

                                     PART I
                             REGISTRANT INFORMATION

                               PRACTICEXPERT, INC
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                             Full name of Registrant


                           THAON COMMUNICATIONS, INC.
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                            Former Name if Applicable


                       23975 Park Sorrento Drive, No. 110
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                     Address of principal executive offices


                               Calabasas, CA 91302
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                            City, State and Zip Code

                                     PART II
                             RULES 12b-25(b) and (c)

      If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.) [X]

      (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense.

      (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR, or Form N-CSR, or portion thereof, will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date.

      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

      State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR or the transition report or portion thereof, could not be filed within the prescribed time period.

      The Registrant's annual report on Form 10-KSB will be filed on or before the fifteenth calendar day following the prescribed due date. The Form 10-KSB could not be filed within the prescribed time period because the Registrant's independent accountant has not yet completed the accounting documentation required for the Form 10-KSB.

                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

Anthony Biele         (818)             591-0081
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(Name)             (Area Code)     (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

[X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operation for the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

[ ] Yes [x] No

      If so, attach an explanation of anticipated change, both narratively and quantitatively, and if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                               PRACTICEXPERT, INC.
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                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 30, 2006               By: /s/ Anthony Biele
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                                        Anthony Biele
                                        Interim Chief Financial Officer